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                                                                   EXHIBIT 99.2

                             AMENDMENT NO. 1 TO THE
                         TANDY BRANDS ACCESSORIES, INC.
                        1997 EMPLOYEE STOCK OPTION PLAN


         Pursuant to the authority of the Board of Directors of Tandy Brands Accessories, Inc. (the "Company"), and the provisions of Section 13 thereof, the Tandy Brands Accessories, Inc. 1997 Employee Stock Option Plan is, subject to the approval of the stockholders of the Company, hereby amended effective as of July 1,1999, in the following respects only:

         (1) Section 6, subsection (a), is hereby amended to read as follows:

                  "(a) Subject to the provisions of Section 11 of this Plan, the aggregate number of shares of Stock for which Options may be granted shall not exceed 575,000 shares. The shares to be delivered upon exercise of Options shall be made available, at the discretion of the Committee, either from the authorized but unissued shares or from previously issued and reacquired shares of Stock held by the Company as treasury shares."

         (2) Section 7, subsection (c), is hereby amended to read as follows:

                  "(c) Exercise of Option. Subject to subsections (e) and (f) below, the Option and any right related thereto, if exercisable by the optionee, may be exercised (subject however, to the provisions of Section 9) only if the optionee has been an employee of the Company at all times during the period beginning with the Date of Grant of the Option and ending on the day three (3) months before the date of such exercise; provided however, that in the case of an optionee who terminates employment with the Company due to total and permanent disability, the three (3) months shall be extended to twelve (12) months in the case of Incentive Stock Options and thirty-six (36) months in the case of Nonqualified Options; and further provided, that upon the retirement of any optionee, the three (3) months shall be extended to thirty-six (36) months in the case of Nonqualified Options. Upon the retirement of any optionee, the Committee may in its discretion accelerate the dates at which remaining installments of Options may be exercised to the date of retirement. Options granted to an employee under the Plan shall not be affected by any change of duties or position so long as the optionee continues to be an employee of the Company."

         IN WITNESS WHEREOF, and as conclusive evidence of the adoption of the foregoing instrument comprising Amendment No. 1 to the Tandy Brands Accessories, Inc. 1997 Employee



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Stock Option Plan, the Company has caused these presents to be duly executed in its name and behalf by its proper officers thereunto duly authorized as of this 1st day of July, 1999.

                                     TANDY BRANDS ACCESSORIES, INC.


                                     By: /s/ J.S.B. Jenkins
                                        ----------------------------------------
                                         Name:  J.S.B. Jenkins
                                              ----------------------------------
                                         Title: President and CEO
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